SEPARATION AGREEMENT AND
FULL AND FINAL RELEASE
This Separation Agreement and Full and Final Release (this “Agreement”) is entered into by and between Hormel Foods Corporation, 1 Hormel Place, Austin, MN 55912-3680 (“HFC”), and Lori Marco (the “Executive”). HFC and the Executive are sometimes collectively referred to as the “Parties” or individually referred to as a “Party.”
WHEREAS, Executive is currently serving as Senior Vice President, External Affairs and General Counsel of HFC; and
WHEREAS, Executive and HFC have agreed that Executive will separate from HFC based on the terms herein.
NOW, THEREFORE, in exchange for their mutual promises, the Parties agree as follows:
1.Separation.
a.Last Day of Employment. Executive’s last day of employment will be October 27, 2023 (“Separation Date”). Effective on the Separation Date (or such earlier date as determined by HFC), Executive will resign from any advisory, director or officer positions taken as part of her employment responsibilities at HFC. Executive agrees to execute any documents as necessary to effect any such resignations.
b.Consideration. In consideration of and contingent on Executive’s execution of this Agreement (including the waiver and release of claims set forth in Section 2 hereof), without revocation in accordance with the terms therein (the date that the release becomes effective and irrevocable in accordance with its terms, the “Release Effective Date”), Executive will receive the compensation and benefits set forth in Exhibit A attached hereto (the “Final Compensation”) in such amounts noted thereon no later than the dates to be calculated in accordance with the column of Exhibit A entitled “Timing of Payment/Benefit,” with certain payments under Part B of Exhibit A subject to Executive’s compliance with the terms of this Agreement up to and including the applicable payment time. By executing this Agreement, Executive hereby agrees and acknowledges that on and following the Separation Date, subject to the terms of this Agreement, Executive will only be entitled to receive the Final Compensation and Executive will not be entitled to receive any other compensatory payments or benefits from HFC in respect of her termination of employment from HFC.
2.Waiver and Release of Claims by Executive.
a.General Release by Executive. In exchange for and in consideration of certain payments, benefits and other commitments described in this Agreement and in addition to Executive’s other consideration expressed herein, Executive, on

Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators and assigns, hereby FULLY RELEASES, REMISES, ACQUITS AND FOREVER DISCHARGES the Released Persons (as defined below), jointly and severally, of and from all known and unknown claims, promises, causes of action, charges, complaints, demands, liabilities, obligations, agreements, controversies, damages, suits, entitlements, costs, losses, debts and expenses (including attorneys’ fees and legal expenses) or similar rights of any type that Executive currently may have (“Claims”) with respect to HFC, all of its current and former parents, subsidiaries, affiliates, divisions, partnerships or joint ventures and, with respect to each of them, their predecessors, successors and assigns; and, with respect to each such entity, all of its past, present and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection and their successors (collectively, the “Released Persons”) that Executive may now have, has ever had, or hereafter may have, arising out of or relating to Executive’s employment with HFC or the termination of such employment, or any circumstances related thereto up to the date of this Agreement. Claims may include, but are not limited to, claims for wages, severance, back pay, front pay, commissions, bonuses, overrides, reimbursement, reinstatement, any kind of damages or benefits. Executive also releases any and all Claims Executive may have that arose prior to the date of this Agreement and hereby specifically waives and releases all Claims under the following statutes, all as amended, and any and all state or local statutes, ordinances or regulations, including without limitation all Minnesota laws, ordinances and regulations, as well as all Claims arising under federal, state or local law, involving any tort, employment law, contract Claim, whether based upon an express or implied contract, or statutory claim, as well as any Claim under public policy or any other Claim of any nature, including the following:
(i)Title VII of the Civil Rights Act of 1964;
(ii)the Age Discrimination in Employment Act;
(iii)the Older Workers Benefit Protection Act;
(iv)the Family and Medical Leave Act;
(v)the Americans With Disabilities Act;
(vi)the Equal Pay Act;
(vii)the Executive Retirement Income Security Act (“ERISA”);
(viii)the Civil Rights Act of 1991;

(ix)Section 1981 of U.S.C. Title 42;
(x)the Worker Adjustment and Retraining Notification Act;
(xi)the National Labor Relations Act;
(xii)the Immigration Reform and Control Act;
(xiii)the Occupational Safety and Health Act;
(xiv)the Fair Credit Reporting Act;
(xv)the Genetic Information Nondiscrimination Act of 2008;
(xvi)the Minnesota Human Rights Act;
(xvii)the Minnesota Equal Pay for Equal Work Law;
(xviii)the Minnesota Whistleblower Act;
(xix)the Minnesota Whistleblower Protection Laws;
(xx)the Minnesota Parental Leave Act; and
(xxi) all other state and local laws of Minnesota that may be lawfully waived by agreement.
It is the express intent of the Parties that Executive’s waiver and release under this release be as broad and applicable as legally permissible to all aspects of Executive’s relationship to HFC including, but not limited to, Executive’s employment with HFC and Executive’s separation therefrom. The above release does not waive Claims (i) under this Agreement, (ii) for unemployment or workers’ compensation, (iii) for vested rights under ERISA-covered employee benefit plans, (iv) that may arise after Executive signs this Agreement, (v) regarding Executive’s rights to indemnification under HFC’s Bylaws and directors’ and officers’ insurance policies in accordance with their terms as in effect from time to time, (vi) rights in respect of equity awards that are vested on or immediately following the Separation Date, including equity awards that vest in the ordinary course of business based on Executive’s continued service up to and including the Separation Date, which shall be treated in accordance with the terms of the applicable equity awards, and (vii) which cannot be released by private agreement, including as set forth in Section 4.d hereof.
b.Covenant Not to Sue. Executive expressly agrees that neither Executive nor any person acting on Executive’s behalf will file or bring or permit to be filed or brought any lawsuit or other action before any court, agency or other governmental authority for legal or equitable relief against any Released

Person involving any Claims, except as set forth in Section 4.d hereof. If any person seeks to join Executive in any proposed or certified class or collective action, Executive shall refrain from joining, will actively opt-out and will affirmatively refuse to participate in any such action. In the event that any action involving a Claim is filed against any Released Person, Executive agrees that HFC is entitled to legal and equitable remedies against Executive, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing sentence shall not apply to any action filed by Executive that is narrowly limited to seeking a determination as to the validity of this Agreement and enforcement thereof or any Claim that is otherwise excluded from this Agreement pursuant to Section 2.b or 4.d hereof. Notwithstanding anything in this Agreement to the contrary, a Claim asserted, raised or filed by anyone other than Executive, without her foreknowledge or cooperation, for which she has agreed not to seek or accept any payment, should not render her subject to reimbursement of HFC for legal fee reimbursement or claim of violation of this Agreement.
c.Protected Rights. The terms of this Section 2 are subject to Section 4.d hereof.
d.Certain Representations of Executive. Executive represents and warrants that: (i) Executive is the sole and lawful owner of all rights, titles and interests in and to the Claims released herein; and (ii) Executive has the legal right, power, authority and capacity to sign and deliver this Agreement.
3. No Claims Exist. Except as set forth in Section 4.d hereof, Executive confirms that no Claim currently exists in any forum or form against any Released Person and that Executive has no current intention to bring such any Claims. In the event that any such Claim is filed, Executive shall not be entitled to recover any relief or recovery therefrom, including costs and attorneys’ fees, except as set forth in Section 4.d hereof.
a.Executive also affirms that, except as otherwise provided in this Agreement, Executive has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits to which Executive may be entitled. Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
b.Executive further affirms that Executive has no known workplace injuries or occupational diseases.
c.Both Parties acknowledge that this Release does not limit either Party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.
d.Executive affirms that all of HFC’s decisions regarding Executive’s pay and benefits through the date of Executive’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
4.Executive Covenants. Executive acknowledges that HFC’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 4 and that Executive’s breach of the provisions of this Section 4 could materially damage HFC.
a.Non-Solicitation. Executive covenants and agrees that, while employed by HFC and for a period of twelve (12) months following the Separation Date, Executive shall not without HFC’s prior written consent: (i) directly or indirectly solicit for employment, offer employment to or employ or contract for the services of any person who was an employee of HFC: (x) on the Separation Date, or (y) at any time within the twelve (12) month period prior to the Separation Date; or (ii) directly or indirectly for herself or on behalf of any other, solicit from any person or entity who was a customer of HFC at any time within the twelve (12) month period prior to the Separation Date any business that is directly or indirectly competitive with the business of HFC.
b.Confidential Information. Executive acknowledges that by virtue of her employment with HFC, she has or may be exposed to or has had or may have access to confidential information of HFC regarding its businesses which gives, or may give, HFC an advantage in the marketplace against its competitors (hereinafter referred to collectively as the “Proprietary Information” except for information which HFC discloses to third parties without contractual limitations on disclosure, was in the public domain when acquired or developed by HFC, or which subsequently enters the public domain other than as a result of a breach of this Agreement or any other agreement or covenant). Executive acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of HFC and, therefore, Executive agrees that during the term of her employment and after the termination thereof, for whatever reason, Executive shall not directly or indirectly disclose the Proprietary Information to any person, firm, court, corporation or other entity or use the Proprietary Information in any manner, except in connection with the business and affairs of HFC or pursuant to a validly issued and enforceable court or administrative order or as set forth in Section 4.d hereof. Except as set forth in Section 4.d hereof, in the event that any court, governmental agency, administrative hearing officer or the like shall request or demand disclosure of any Proprietary Information, Executive shall promptly notify HFC of the same and cooperate with HFC, at HFC’s expense, to obtain appropriate protective orders in respect thereof. Executive agrees and represents that Executive has not disclosed, copied, disseminated, shared or transmitted any Proprietary Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out Executive’s duties and responsibilities of employment with HFC or as set forth in Section 4.d hereof.

c.Non-Disparagement. Other than (i) as compelled by operation of law and/or (ii) testifying or making statements or disclosures to a court, government agency or arbitration panel, Executive agrees not to disparage HFC or its affiliates, subsidiaries, divisions, executive officers, directors, products and/or services, except as set forth in Section 4.d hereof. For purposes of this Section 4.c, “disparage” shall mean any derogatory, defamatory or negative statement, whether written (including through social media) or oral. Executive agrees and acknowledges that this non-disparagement provision is a material term of this Agreement and is subject to Section 4.d hereof. HFC reciprocally agrees to instruct its named executive officers not to disparage Executive.
d.Protected Rights. Notwithstanding the foregoing or any other provision of this Agreement, Executive acknowledges that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) without disclosure to HFC. HFC may not retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency. Nothing in this Agreement or otherwise requires Executive to disclose any communications Executive may have had or information Executive may have provided to the SEC or any other Government Agencies regarding possible legal violations. Furthermore, notwithstanding Executive’s confidentiality obligations set forth in this Agreement, Executive understands that, pursuant to the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, local or non-U.S. government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also understands that if Executive files a lawsuit for retaliation by HFC for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Executive understands that if a disclosure of trade secrets was not done in good faith pursuant to the above, then Executive may be subject to liability, including, without limitation, punitive damages and attorneys’ fees.
e.Cooperation. Except as set forth in Section 4.d hereof, Executive also agrees to reasonably cooperate with HFC in connection with any litigation or legal proceeding or investigatory matters in which Executive may have relevant knowledge or information and the defense or prosecution of any claims or actions now in existence or which may arise in the future in connection with, against or on behalf of HFC and any of the Released Persons, except where Executive’s interests and the interests of HFC or such Released Person are in conflict with respect to any such litigation, legal proceeding, or investigatory matter, or with respect to the defense or prosecution of such claims or actions. Executive’s reasonable cooperation shall include, but not be limited to, Executive being available to meet with, be interviewed by or otherwise assist HFC counsel in connection with an internal review or investigation, to prepare for trial or discovery or a regulatory, enforcement or administrative proceeding or alternative dispute resolution process and to act as a witness when requested by HFC at reasonable times designated by HFC. HFC will provide reasonable notice of the need for Executive’s services and will use reasonable efforts to accommodate Executive’s personal and professional schedule in scheduling Executive’s services. Moreover, except as set forth in Section 4.d hereof or unless otherwise prohibited by law, Executive agrees to promptly notify the Legal Department of HFC if Executive is asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation. Except as set forth in Section 4.d hereof, if Executive is not legally permitted to provide such notice, Executive agrees that she will request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 4.e. Except for time spent providing testimony in a deposition, hearing, or other agency, court or arbitral proceeding, HFC shall compensate Executive for time expended cooperating with HFC’s requests following the first anniversary of the Separation Date at the rate of $200 per hour, payable within thirty (30) days following Executive’s submission of a summary of time expended and request for payment. To the extent Executive incurs out-of-pocket expenses (such as, by way of example only, postage costs, travel costs, or telephone charges) in assisting HFC at its request, HFC will mail Executive a reimbursement check for those expenses within thirty (30) days after it receives Executive’s request for payment, along with reasonably satisfactory written substantiation of the claimed expenses. Executive’s obligations under this Section 4.e will end upon the expiration of the applicable statute of limitations period for the particular claim provided that a timely claim has not been asserted. In the event that a timely claim is asserted, Executive’s obligations will continue until the claim is resolved. Without prejudice to the no prejudice and no conflict covenants set forth in Section 17(i)(1) of the Hormel Foods Corporation 2018 Incentive Compensation Plan (the “2018 Plan”), Section 15(a)(iii) of each Restricted Stock Unit Agreement by and between Executive and HFC issued under the 2018 Plan, Section 16(a)(iii) of each Stock Option Agreement by and between Executive and HFC issued under the 2018 Plan and Section 10(a)(iii) of each Long-Term Incentive Plan Award Agreement by and between Executive and HFC issued under the 2018 Plan (the “Applicable Agreements”), HFC shall not assert that Executive’s obligations under this Section 4.e operate to disqualify Executive from or prohibit Executive’s employment by any subsequent employer. In the event of Executive’s subsequent employment by any employer with interests adverse to HFC in any litigation or other proceeding, Executive agrees to reasonably cooperate in good faith with HFC to prevent the disclosure of information protected by applicable legal privileges or the work product doctrine.
f.Waiver of Certain Covenant Obligations. In consideration of Executive’s obligations in this Agreement, HFC waives its rights of enforcement, cancellation, reimbursement, recovery or clawback with respect to the non-competition covenant set forth in the Applicable Agreements.
g.Construction. All references in this Section 4 to HFC shall be deemed to refer to HFC and its subsidiaries.
5.Opportunity to Seek Advice.
Executive has read this Agreement carefully and understands all its terms. Executive has been advised by HFC to consult with an attorney before executing this Agreement and Executive has reviewed it with persons of her own choosing. In agreeing to sign this Agreement, Executive has not relied on any statements or explanations made by HFC or its attorneys or representatives.
6.Confidentiality.
Except as set forth in Section 4.d hereof, Executive will keep this Agreement and the terms of this Agreement confidential until such time as this Agreement enters the public domain through no fault or act of Executive, although Executive knows that Executive may discuss this Agreement with her own attorney and tax or financial advisor and has been encouraged to do so. Executive further agrees to use Executive’s best effort to ensure that none of the Executive’s immediate family, attorneys, or tax and financial advisors will reveal its contents to anyone else until such time as this Agreement enters the public domain through no fault or act of Executive.
7.Breach, Venue and Choice of Law.
Executive acknowledges that if Executive breaches any of the terms or conditions set forth in this Agreement (including the provisions of Section 4 hereof), HFC may suffer irreparable harm and therefore, in the event Executive breaches any of the terms or conditions set forth in this Agreement, HFC shall have the right, at its option, (i) to stop any further payments or benefits due to Executive pursuant to Part B of Exhibit A hereto, (ii) to require Executive to repay to HFC, immediately and in a cash lump sum, the amount of any payments paid to Executive pursuant to Part B of Exhibit A hereto (which shall, for the avoidance of doubt, be calculated on a pre-tax basis) and (iii) to seek in a Minnesota court of law specific performance hereof, or its damages at law, or both (if available at law), or such other and further relief as may be appropriate under the circumstances and under Minnesota law. In addition, the prevailing party in any action to enforce this Agreement shall be entitled to recover from the non-prevailing party its attorneys’ fees and expenses reasonably incurred in connection therewith. For the avoidance of doubt, Executive shall in all events be entitled to receive accrued wages and expense reimbursement, accrued but unused vacation pay and other qualified retirement benefits as set forth in Part A of Exhibit A hereto and shall not be precluded from receiving or be required to repay any payments or benefits set forth in Part A of Exhibit A hereto; provided that any payments or benefits set forth in Part A of Exhibit A shall be subject to any compensation recovery policy adopted by HFC at any time to comply with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, and any implementing rules and regulations thereunder or as required by applicable law.
8.Tax Withholding; Right of Offset.
HFC may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal authorized deductions made with respect to HFC’s employees generally and (c) any advances made to Executive and owed to HFC.
9.Severability.
If any provision of this Agreement should be found to be invalid, illegal or unenforceable in whole or in part, the remaining provisions hereof will not be affected thereby and the Parties or a court will promptly replace such provision with a reasonable new provision which as far as legally and practically possible approximates what the Parties intended by such original provision, to carry out their purpose hereunder.
10.Complete Agreement.
Executive understands and agrees that this Agreement, the employment benefits plans in which Executive is a participant and any non-compete or confidentiality agreements with HFC, contain all the agreements between HFC and Executive. Executive agrees that Executive will continue to be bound by any prior non-compete or confidentiality agreements entered into between HFC and Executive. The Parties have no other written or oral agreements. Any previously executed separation agreements are void and without effect.
11.Opportunity to Consider.
Executive has been advised by HFC that Executive should consult with an attorney prior to executing this Agreement and that Executive has twenty-one (21) days from the date on which Executive receives this Agreement to consider whether or not Executive wishes to sign it. The date on which Executive received this Agreement is accurately reflected below on the line marked “date received.” Executive also understands that at her option Executive may sign and return this Agreement earlier if Executive chooses. If Executive does not sign this Agreement or does not return the signed Agreement within the twenty-one (21) days, this offer is revoked and Executive may not thereafter sign it. Executive further understands that if Executive violates the obligations set forth under Section 4 “Executive Covenants,” the offer is immediately revoked, even if Executive has not signed the Agreement and even if the twenty-one (21) day consideration period has not expired.
12.Rescission.
Executive understands that Executive may rescind this Agreement within seven (7) calendar days of the date of her signature below. Executive understands that to rescind this Agreement Executive must notify HFC in writing, by hand or by mail. If by mail, the rescission must be:
a.Postmarked within the seven (7) day period;
b.Sent by certified mail, return receipt requested; and
c.Properly addressed to:    Hormel Foods Corporation
Attn: Katie Larson, HR Department
1 Hormel Place
Austin, MN 55912-3680
Executive understands that if Executive exercises her right to rescind this Agreement, HFC will have no obligations under this Agreement to Executive, including certain payment of money and benefits set forth in Exhibit A, but the termination of her employment with HFC will not be affected.
This Agreement shall not be effective until the Release Effective Date.
13.Additional Agreements and Understandings.
Even though HFC is paying Executive to settle and release Executive’s Claims, HFC denies that it is responsible or legally obligated to Executive for her Claims.
14.Files and Property.
Executive verifies that Executive has not removed from HFC any document, file or property belonging to HFC, including client listings or financial information and that Executive has returned to HFC all documents or other HFC property retained in her possession or otherwise within her control.
15.Section 409A; Other Tax Matters.
This Agreement is intended to provide payments that are in compliance with or exempt from the provisions of Section 409A of the U.S. Internal Revenue Code of 1986 (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”) and the Agreement shall be interpreted accordingly (it being understood that the payment of any reimbursement hereunder shall be made in a manner exempt from, or in compliance with, Section 409A pursuant to HFC’s reimbursement policies). Notwithstanding anything herein to the contrary, if on the date of Executive’s separation from service Executive is a “specified employee,” as defined in Section 409A, then any portion of any payments, benefits or other consideration under this Agreement that are determined to be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following Executive’s separation from service date (or, if earlier, Executive’s date of death) and shall be paid as a lump sum (without interest) on such date. Executive acknowledges and agrees that Executive has obtained no advice from HFC, or any of its officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Executive’s receipt of the payments, benefits and other consideration provided for in this Agreement. Executive further acknowledges and agrees that Executive is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Executive under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

I have read this Agreement, know and understand its contents and sign it as a free and voluntary act, having had adequate opportunity to consider its terms and conditions and having consulted with an attorney.
DATE FIRST RECEIVED: October 16, 2023

EXECUTIVE
By:	/s/ Lori Marco
Name: Lori Marco
Date:	November 10, 2023

Hormel Foods Corporation
By:	/s/ Katie Larson
Name: Katie Larson
Title: Senior Vice President of Human Resources
Date:	November 13, 2023

EXHIBIT A

Separation Payments and Benefits1

Type of Payment/Benefit	Form of Payment/Benefit	Timing of Payment/Benefit
Part A: Executive will receive the payments herein according to Executive’s qualified retirement as of the Separation Date:
Accrued Compensation	Cash payment for any earned but unused floating holidays and vacation days for calendar year 2023. Additionally, any accrued vacation for calendar year 2024, for time on active payroll during calendar year 2023.	Payable as soon as administratively practicable following the Separation Date
FY 2023 AIP and Operators’ Share Plan Payments	Full FY 2023 annual cash award pursuant to the AIP and Operators’ Share Plan at actual performance level (amount to be determined)	Mid-December 2023, consistent with administrative guidelines and past practice
LTIP Cash Award
Upon Executive’s retirement as of the Separation Date, calculated based on actual performance, prorated based on days worked through the Separation Date:
LTIP cycle ending June 2024: $225,000 (target)
LTIP cycle ending June 2025: $235,000 (target)
Payable as soon as administratively practicable following the end of each applicable performance period, but in no event later than the end of August 2024 and August 2025, respectively
Equity Award (Non-qualified Stock Options (“Options”))
(1) 5,550 unvested Options granted on December 3, 2019 with an exercise price of $45.54
(2) 12,050 unvested Options granted on December 1, 2020 with an exercise price of $47.53
(3) 20,850 unvested Options granted on December 7, 2021 with an exercise price of $42.43
(4) 19,600 unvested Options granted on December 6, 2022 with an exercise price of $46.84
Continued vesting through the original vesting schedule, subject to the terms and conditions of the respective option award agreement. For the avoidance of doubt, the Executive shall be permitted to exercise the Options at any time prior
1 As of Executive’s Separation Date, Executive’s termination of employment meets the definitions of “Retirement” and “Qualified Retirement” under the terms of the HFC 2018 Incentive Compensation Plan for purposes of the LTIP Cash Awards, the Stock Option Agreements, and the Restricted Stock Unit Agreements and therefore will be treated accordingly under the terms of such plan, awards, and agreements.

Type of Payment/Benefit	Form of Payment/Benefit	Timing of Payment/Benefit
to the expiration date specified on the cover page of each applicable Stock Option Agreement
Equity Award (Restricted Stock Units (“RSUs”))
(1) Full accelerated vesting of 4,004 RSUs granted on December 1, 2020
(2) Full accelerated vesting of 4,634 RSUs granted on December 7, 2021
(3) Full accelerated vesting of 4,327 RSUs granted on December 6, 2022
Such RSUs will vest on the Separation Date
Pension and Retirement Plans	Vested balance under the HFC’s: (1) Salaried Employees Pension Plan; (2) Tax Deferred Investment Plan - 401(k); (3) Supplemental Executive Retirement Plan; (4) Executive Deferred Income Plan; and (5) Joint Earnings Profit Sharing Trust	Payable upon Executive’s qualified retirement, in accordance with Executive’s prior plan elections and the terms and conditions of the applicable plan
Part B: additional separation payments subject to the Release Effective Date and Executive’s continued compliance with this Agreement’s requirements:
Cash Severance	12 months of Executive’s current base salary ($380,000)	Payable in four quarterly installments, beginning in November 2023
Operators’ Share Plan Payments	Annual cash award pursuant to the Operators’ Share Plan, estimated by taking the middle of the expected annual diluted Earnings Per Share range ($1.54) as referenced in the FY Q3 Earnings Report ($169,400).	Payable in four quarterly installments, beginning in November 2023
LTIP Cash Award
Cash payment calculated based on target performance, prorated based on days worked through the Separation Date, in lieu of regular LTIP payment (and timing thereof):
LTIP cycle ending June 2026: $245,000 (target)
Payable as soon as administratively practicable following the Separation Date, but in no event later than 60 days after the Separation Date
Lump Sum Payment in Lieu of Reimbursement for Continuation Coverage under the	Executive will be provided an opportunity to continue to have health benefit coverage through HFC’s health plan after the Separation Date as	Payable as soon as administratively practicable following the Separation Date, but in no

Type of Payment/Benefit	Form of Payment/Benefit	Timing of Payment/Benefit
Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)	required by COBRA (and on the terms and conditions required by COBRA) In lieu of providing Executive with reimbursement of COBRA premiums, HFC will pay the Executive a lump sum amount of $15,000	event later than 60 days after the Separation Date
Lump Sum Payment for Miscellaneous Fees and Expenses	HFC will pay Executive a lump sum amount of $50,000 in respect of certain fees and expenses incurred by Executive in connection with this Agreement	Payable as soon as administratively practicable following the Separation Date, but in no event later than 60 days after the Separation Date